EXHIBIT 10.19

January 30, 2024

Martin Christopher
4125 Cherokee Dr.

Madison, WI 53711-3030

Dear Martin,

We are pleased to confirm an offer of employment to you as Chief Technology Officer. In this role you will have a seat on the Executive Committee reporting to Andrew McLean, Chief Executive Officer. We all believe the future of Lands' End will provide us with many opportunities for growth and the company is well positioned for continued success.

Some key elements of the offer are as follows:

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Effective: February 3, 2024

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Your offer is contingent upon our Board of Directors approval and satisfactory completion of a criminal background check, employment authorization and verification and confirmation that you are not subject to any restrictions arising out of your prior employment which would be breached or violated by your accepting a position with Lands’ End.

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The primary work location will be in our Dodgeville, WI office. All requested business travel and lodging will be at company expense subject to Lands’ End’s applicable Travel & Entertainment Employee Expense Policy.

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Annualized base salary of $525,000 (less applicable withholdings and deductions) paid in bi-weekly payments in accordance with the Company’s normal payroll practice. Any increases will be determined based on a number of factors, with performance typically being the most significant factor. You will be eligible for merit increase consideration in the 2025 merit cycle.
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You will be eligible for an annual target bonus incentive opportunity of up to 75 % of your eligible earnings, starting with the company’s 2024 fiscal year. The portion of the bonus target paid each year is based on your performance and the company’s fiscal results and is payable at Lands’ End’s discretion. Your incentive opportunity is subject to the terms and conditions of the Company’s Annual Incentive Plan. Any 2024 Annual Incentive will take into consideration your eligible earnings for the fiscal year time period of February 3, 2024, to January 31, 2025. You must be an active employee at the time of the payout to receive the bonus.
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You will be eligible to participate in the Lands' End Retirement Plan, which includes a 401(k) contribution feature and Company Match. Eligibility will start on your hire date. Lands’ End will begin matching contributions at 50% on the first 6% of eligible earnings, beginning with the first of the month after completing a year of service.
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In recognition of your previous related experience, you will receive 20 business days of vacation as of your start date, with an additional 5 business days after ten years of service.
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As a member of the Lands’ End senior team, beginning with our 2024 fiscal year, it is our intent to offer a target long-term incentive opportunity of 110% of your annual base salary for future annual long-term incentive awards. Further details regarding future LTI awards will be provided following approval by the Compensation Committee.
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As a condition of employment, you will be required to sign an Executive Severance Agreement (ESA). While the terms and conditions of the ESA will govern, here is a summary of some of the items covered by the ESA: If your employment with Lands’ End is terminated by LE (other than for Cause, death or Disability) or by you for Good Reason (as defined in the ESA), you will receive twelve (12) months of salary continuation, equal to your base salary at the time of termination, reduced by any interim earnings you may otherwise receive. Under the ESA, you agree, among other things, not to disclose confidential information and, for eighteen (18) months following termination of employment, not to solicit our employees. You also agree not to aid, assist, or render services for any ‘Lands’ End Competitor’ (as defined in the ESA) for twelve (12) months following termination of employment, to the extent allowed by applicable laws. The non-disclosure, non-solicitation and non-compete provisions apply regardless of whether you are eligible for severance benefits under the ESA.
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All aspects of this offer are subject to approval by the Compensation Committee of the Lands’ End Board of Directors.

If you have any questions, please let me know.

Sincerely,

/s/ Kelly Ritchie

Kelly Ritchie Chief HR Officer

/s/Martin Christopher Date: Jan 30, 2024

Agreed and Accepted

Martin Christopher